Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-265688) and Form S-8 (Nos. 333-235595, 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) of our reports dated February 24, 2023, with respect to the consolidated financial statements of FMC Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

Our report on the consolidated financial statements refers to the Company’s change in accounting principles related to inventory costing and accounting for certain assets within the qualified U.S. defined benefit plan.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 24, 2023